UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2003

SMITHFIELD FOODS, INC.

(Exact Name of Registrant as Specified in Charter)

Virginia	1-15321	52-0845861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Item 2.	Acquisition or Disposition of Assets.

On October 28, 2003, Smithfield Foods, Inc. (the “Company”) completed the acquisition of substantially all of the assets of Farmland Foods, Inc., the pork production and processing business of Farmland Industries, Inc. The acquisition was consummated pursuant to the terms of an Amended and Restated Asset Sale and Purchase Agreement among KC Acquisition, Inc., a wholly owned subsidiary of the Company, as buyer, and Farmland Foods, Inc. and Farmland Industries, Inc., debtors-in-possession, as sellers, dated as of October 12, 2003 (the “Purchase Agreement”). The purchase price for the acquired assets was $367.0 million in cash, plus the assumption of certain Farmland liabilities, including the sellers’ pension plan obligations and associated assets and the sellers’ post-closing obligations under their hog production and processing contracts. The purchase price is subject to a post-closing adjustment to reflect the net change in certain acquired working capital items from a baseline amount specified in the Purchase Agreement; at closing, an estimate of the net change in these working capital items resulted in an additional cash payment of approximately $18 million from the Company to the sellers. The increase in net working capital at closing was primarily attributable to a seasonal increase in inventories, which are expected to generate additional cash as they decline to post-holiday levels in late December.

The purchase price was determined on an arms’ length basis through a competitive auction conducted on October 12, 2003, under auction and bid procedures previously approved by the United States Bankruptcy Court for the Western District of Missouri. The Bankruptcy Court approved the Purchase Agreement at an approval hearing held on October 28, 2003.

For agreeing to assume the sellers’ pension obligations, the Company received a $90 million credit in the auction from the sellers. However, the actual net pension liability assumed by the Company, and to be reflected in the Company’s financial statements, will be determined in accordance with generally accepted accounting principles, and is expected by the Company to be substantially less than $90 million.

To finance the acquisition, the Company (i) borrowed $300 million under a Bridge Loan and Security Agreement, dated as of October 9, 2003, with Goldman Sachs Credit Partners, L.P., as Arranger, Agent and Lender (the “Bridge Loan”), and (ii) borrowed the balance of the cash purchase price under its existing primary revolving credit facility. The Bridge Loan bears interest at a variable rate which, at the Company’s option, is based on the Citibank prime rate or LIBOR. The Bridge Loan is guaranteed by the Company’s Canadian subsidiaries, Schneider Corporation and J.M. Schneider, Inc. (collectively, “Schneider”). The Bridge Loan matures on October 7, 2004, but is subject to certain demand repayment or refinancing obligations beginning in March 2004. Depending on market conditions and other factors, the Company expects to permanently finance the Farmland acquisition with the proceeds from the pending sale of Schneider (which are expected to be approximately $275 million on an after-tax basis) and additional borrowings under its existing primary revolving credit facility.

The acquired business includes the sellers’ three pork slaughter plants located in Crete, Nebraska; Dennison, Iowa; and Monmouth, Illinois, with a combined total capacity of approximately 28,600 hogs per day. These plants produce fresh sausage, bacon and processed hams, as well as fresh pork. The acquired business also includes six further processing facilities located in Carroll, Iowa; Omaha, Nebraska; Salt Lake City, Utah; New Riegel, Ohio; Springfield, Massachusetts; and Wichita, Kansas, which produce cooked hams, spiral hams, sausage and case-ready fresh pork. The Company intends to operate the acquired business under the “Farmland Foods” tradename, to continue the use of the acquired operating facilities for pork production and processing and to maintain the headquarters of the acquired business in Kansas City, Missouri.

Copies of the Purchase Agreement and the Bridge Loan and Security Agreement are filed as Exhibits 2.1 and 99.1, respectively, to this report and are incorporated herein by reference. The foregoing summary descriptions of those agreements and the transactions contemplated by them are not intended to be complete and are qualified in their entirety by reference to the complete text of such agreements.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description

2.1	Amended and Restated Asset Sale and Purchase Agreement among KC Acquisition, Inc., as buyer, and Farmland Foods, Inc. and Farmland Industries, Inc., debtors-in-possession, as sellers, dated as of October 12, 2003

Pursuant to Rule 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.

99.1	Bridge Loan and Security Agreement, dated as of October 9, 2003, between the Company, the Subsidiary Guarantors and Goldman Sachs Credit Partners, L.P., as Arranger, Agent and Lender

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC

Date: November 10, 2003	By:	/s/ Daniel G. Stevens

Daniel G. Stevens Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 2.1	Amended and Restated Asset Sale and Purchase Agreement among KC Acquisition, Inc., as buyer, and Farmland Foods, Inc. and Farmland Industries, Inc., debtors-in-possession, as sellers, dated as of October 12, 2003

Exhibit 99.1	Bridge Loan and Security Agreement, dated as of October 9, 2003, between the Company, the Subsidiary Guarantors and Goldman Sachs Credit Partners, L.P., as Arranger, Agent and Lender